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                                                                     EXHIBIT 11.


              CALCULATION OF NET INCOME PER SHARE OF COMMON STOCK
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                              Three Months Ended
                                        ----------------------------
                                          October 1,      October 3,
                                             1996            1995
                                        ------------    ------------
                                                 (Unaudited)

Net income                                    $2,870          $2,213
                                        ------------    ------------

Weighted average common shares
 outstanding                                   8,595           8,792
Common stock equivalents for restricted
 stock, stock options and warrants               383             535
                                        ------------    ------------
    Weighted average common shares
     outstanding as adjusted                   8,978           9,327
                                        ------------    ------------
    Net income per share of common
     stock                                    $  .32          $  .24
                                        ============    ============